EXHIBIT 99.1

Woodward, Inc. announces the retirement of Martin V. Glass, President Airframe Systems

FORT COLLINS, Colo., Oct. 16, 2017 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced that Martin V. Glass, President of its Airframe Systems group, will retire, effective February 2, 2018, after over 40 years of dedicated service.

“Marty will leave a remarkable legacy on Woodward and its members,” said Tom Gendron, Chairman and CEO. “His leadership, vision and innovative spirit have made a lasting impact on our company. It’s been an honor to work with Marty and I’m proud of the many significant accomplishments he’s made over his 40 years of service, particularly in the areas of technology advancement resulting in many new products and aerospace program wins, and the integration of our Airframe Systems business group.”

Mr. Glass began his career at Woodward in 1975, and has served in various leadership positions, including President of Airframe Systems and President of Aircraft Turbine Systems.

Mr. Glass will continue to lead the Airframe Systems business group until his retirement date.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Any statements in this release concerning the future reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ and we have no obligation to update our forward-looking statements. Factors that could cause actual results to differ from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2016 and any subsequently filed Quarterly Report on Form 10-Q.

CONTACT:
Woodward, Inc.
Don Guzzardo
Corporate Director, Investor Relations and Treasury
970-498-3580
Don.Guzzardo@Woodward.com